UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 20, 2018

GOLUB CAPITAL BDC, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-00794	27-2326940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

666 Fifth Avenue, 18th Floor, New York, NY	10103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 750-6060

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 20, 2018, Golub Capital BDC 2010-1 LLC (the “Borrower”), an indirect wholly-owned subsidiary of Golub Capital BDC, Inc. (the “Company”), entered into a credit facility (the “Credit Facility”). In connection with the Credit Facility, the Borrower entered into (i) a Credit Agreement (the “Credit Agreement”) with Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Secured Funding, Inc., as administrative agent, and U.S. Bank National Association, as collateral agent for the administrative agent and the lenders, (ii) a Security Agreement (the “Security Agreement”) with Morgan Stanley Senior Funding, Inc., as administrative agent, and U.S. Bank National Association, as collateral agent, and (iii) a Warehouse Collateral Management Agreement (the “Collateral Management Agreement”) with Morgan Stanley Senior Funding, Inc., as administrative agent, and GC Advisors LLC, as the warehouse collateral manager (the “Collateral Manager”).

Under the Credit Facility, which matures on March 20, 2019, the lender has agreed to extend credit to the Borrower in an aggregate principal amount of up to $300 million. The period from the closing date until January 21, 2019 is referred to as the revolving period and during such revolving period, the Borrower may request drawdowns under the Credit Facility. During the period prior to the last day of the revolving period, borrowings under the Credit Facility will bear interest at a rate equal to the one-month London Interbank Offered Rate (“LIBOR”) plus 1.90%. Commencing on the last day of the revolving period, the interest rate on borrowings under the Credit Facility will reset to one-month LIBOR plus 2.15% for the remaining term of the Credit Facility.

The Credit Facility is secured by all of the assets held by the Borrower under the Security Agreement. Pursuant to the Collateral Management Agreement, the Collateral Manager has agreed to perform certain duties with respect to the purchase and management of the assets securing the Credit Facility. The Collateral Manager will not be paid a fee under the Collateral Management Agreement. The Borrower has agreed to reimburse the expenses incurred by the Collateral Manager in the performance of its obligations under the Collateral Management Agreement other than any ordinary overhead expenses, which shall not be reimbursed. The Borrower has made customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. Borrowing under the Credit Facility is subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to copies of the Credit Agreement, the Security Agreement and the Collateral Management Agreement, which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this current report on Form 8-K and incorporated by reference herein.

On July 23, 2018, the Company issued a press release announcing it had entered into the Credit Facility. A copy of this press release is attached hereto as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entry into the Credit Facility, on July 20, 2018, the Borrower redeemed the outstanding notes (the “2010 Notes”) issued as part of the $350.0 million term debt securitization (also known as a collateralized loan obligation, or CLO) that was initially completed on July 16, 2010 (the “2010 Debt Securitization”), pursuant to the terms of the indenture governing such 2010 Notes. Following such redemption, the agreements governing the 2010 Debt Securitization were terminated. The 2010 Notes would have otherwise matured on July 20, 2023.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this current report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated as of July 20, 2018, among Golub Capital BDC 2010-1 LLC, as borrower, Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc., as administrative agent, and U.S. Bank National Association, as collateral agent for the administrative agent and the lenders.

10.2	Security Agreement, dated as of July 20, 2018, by and among Golub Capital BDC 2010-1 LLC, as the borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, and U.S. Bank National Association, as collateral agent.

10.3	Warehouse Collateral Management Agreement, dated as of July 20, 2018, by and among Golub Capital BDC 2010-1 LLC, as the issuer, Morgan Stanley Senior Funding, Inc., as administrative agent, and GC Advisors LLC, as the warehouse collateral manager.

99.1	Press release of Golub Capital BDC, Inc., dated as of July 23, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital BDC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL BDC, INC.

Date: July 23, 2018	By:	/s/ Ross A. Teune
	Name:	Ross A. Teune
	Title:	Chief Financial Officer